     Exhibit 99.1

NEWS RELEASE

INVUITY REPORTS 2016 THIRD QUARTER, NINE-MONTH FINANCIAL RESULTS

Updates 2016 revenue guidance and introduces 2017 revenue guidance

Received FDA 510(k) clearance for PhotonBlade™

SAN FRANCISCO, November 3, 2016 - Invuity, Inc. (NASDAQ:IVTY), a leading surgical photonics company, today reported financial results for the third quarter and nine-months ended September 30, 2016.

Q3 2016 Highlights

•	Revenue grew 52% to $8.5 million compared to revenue of $5.6 million in the 2015 third quarter.
•	Gross margin expansion continued to 73.8% compared to 63.6% in the 2015 third quarter.
•	Approximately 700 hospitals purchased Invuity devices in the third quarter of 2016, up from 465 hospitals in the third quarter of 2015.
•	Approximately 212,000 procedures have been performed using Invuity devices.
•

Received FDA 510(k) clearance for PhotonBlade, a novel device that integrates Intelligent Photonics™ technology into our high-value advanced energy device used for cutting and coagulation of soft-tissue during surgical procedures.

"While we achieved 52% revenue growth in the third quarter, results were lower than our expectations due to seasonality and lower than anticipated revenue per account. Although we have moderated our our near-term growth expectations, we remain quite confident in the long-term growth prospects of the business,” said President and CEO Philip Sawyer.  “On the product development front, we are thrilled that the FDA has cleared our PhotonBlade technology.  PhotonBlade is a major milestone for Invuity as we continue to execute on our strategy to leverage our expertise in advanced photonics into the development of novel high value medical devices for use in minimal access surgery.”

Financial Results

Revenue was $8.5 million in the third quarter of 2016, up 52% from revenue of $5.6 million in the third quarter of 2015 driven by an increase in active accounts.

For the first nine months of 2016, revenue was $23.1 million, up 56% from revenue of $14.8 million in the first nine months of 2015.

Gross margin for the third quarter and first nine months of 2016 was 73.8% and 72.2%, respectively, compared to 63.6% and 62.1% for the same periods in 2015. Gross margin expansion has been helped by the introduction of our non-conductive polymer based retractors, and by overhead efficiencies created as a result of increased sales volumes.

Total operating expenses for the third quarter and first nine months of 2016 were $14.6 million and $46.3 million, respectively, compared to $12.2 million and $34.8 million in the prior year periods. The increase in operating expenses is due to investment in our commercial platform. This is consistent with our stated objectives of increasing the size of our sales force and accelerating our product development efforts.

The net loss for the third quarter of 2016 was $8.8 million, or $0.56 loss per share, compared to a net loss of $9.1 million, or $0.69 loss per share, for the third quarter of 2015. The net loss for the first nine months of 2016 was $31.1 million, or $2.19 loss per share, compared to $27.5 million, or $4.84 loss per share, for the first nine months of 2015.

The Company's balance sheet as of September 30, 2016, showed total cash and cash equivalents of $47.7 million.

PhotonBlade

In September the Company received Food and Drug Administration 510(k) clearance for PhotonBlade, a single use device that integrates the Company’s proprietary Intelligent Photonics™ technology into our high value advanced energy device used for cutting and coagulation of soft-tissue during general surgical procedures.  PhotonBlade’s novel energy platform, developed by Invuity, consists of a proprietary shielded blade for precise cutting and coagulation of tissue, with minimal collateral effect, while the integrated Photonics delivers directed, thermally cool illumination at the precise point of surgical treatment.  This ground breaking combination of illumination and advanced energy enables low thermal damage, vascularity preservation and use in a wet surgical field with superior visualization thus improving surgical efficiency and outcomes.

Business Outlook

Invuity now expects revenue for 2016 to range from $32 million to $32.5 million, as compared to prior guidance of $35 million to $37 million. Our current guidance represents annual growth of approximately 50% over 2015.

The Company is introducing revenue guidance for 2017 in the range of $42 million to $44 million.

Conference Call

Invuity's management will discuss the Company's financial results for the third quarter ended September 30, 2016, and provide a general business update during a conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today, November 3, 2016. To join the live call, participants may dial 1-877-556-8638 (U.S.) or 1-615-247-0174 (International), Conference ID: 969511601.  To listen to the live call via Invuity's website, go to www.invuity.com, in the Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call for a period of 90 days in the Events & Presentations section of the website.

About Invuity®

Invuity, Inc. is a medical technology company focused on developing and marketing advanced photonics devices to improve the ability of surgeons to illuminate and visualize the surgical cavity during open minimally invasive and minimal access surgery. The company's patented Intelligent Photonics™ technology enables enhanced surgical precision, efficiency and safety by providing superior visualization. Clinical applications include breast and thyroid oncology, plastic reconstructive, spine, orthopedic, cardiothoracic and general surgery among others. Invuity is headquartered in San Francisco, CA. For more information, visitwww.invuity.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial results and future product introductions. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the Company's devices; the Company's ability to demonstrate to and gain approval from hospitals to use the Company's devices; the highly competitive business environment for surgical medical devices; the Company's ability to sell its devices at prices that support its current business strategies; difficulty forecasting future financial performance; protection of the Company's intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.

INVUITY, INC.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue	$8,478	$5,595	$23,106	$14,784
Cost of goods sold	2,219	2,035	6,416	5,605
Gross profit	6,259	3,560	16,690	9,179
Operating expenses:
Research and development	2,471	2,042	7,412	5,799
Selling, general and administrative	12,134	10,180	38,885	29,020
Total operating expenses	14,605	12,222	46,297	34,819
Loss from operations	(8,346)	(8,662)	(29,607)	(25,640)
Interest expense	(505)	(504)	(1,514)	(1,377)
Interest and other income (expense), net	30	28	61	(499)
Net loss and comprehensive loss	$(8,821)	$(9,138)	$(31,060)	$(27,516)
Net loss per common share, basic and diluted	$(0.56)	$(0.69)	$(2.19)	$(4.84)
Weighted-average shares used to compute net loss per common share, basic and diluted	15,690,785	13,292,849	14,173,534	5,684,755

Balance Sheet

as of September 30, 2016 and December 31, 2015

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$47,709	$46,296
Accounts receivable, net	5,149	3,619
Inventory	5,120	5,182
Prepaid expenses and other current assets	952	923
Total current assets	58,930	56,020
Restricted cash	1,090	1,090
Property and equipment, net	8,538	9,195
Other non-current assets	170	—
Total assets	$68,728	$66,305
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,800	$2,458
Accrued and other current liabilities	5,283	4,214
Short-term debt—related party	1,125	—
Total current liabilities	9,208	6,672
Deferred rent	2,751	2,810
Long-term debt—related party	13,462	14,480
Total liabilities	25,421	23,962
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value—10,000,000 shares authorized at September 30, 2016 and December 31, 2015, respectively; no shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.001 par value—100,000,000 shares authorized at September 30, 2016 and December 31, 2015, respectively; 16,905,103 and 13,392,358 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	14	13
Additional paid-in capital	179,960	147,937
Accumulated deficit	(136,667)	(105,607)
Total stockholders’ equity	43,307	42,343
Total liabilities, convertible preferred stock and stockholders’ equity	$68,728	$66,305

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CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com